Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2023
(millions, except per share amounts)
Operating Revenue	$14,669

Operating Expenses	12,362

Income from operations	2,307

Other income (expense)	936

Interest and related charges	1,395

Income from continuing operations including noncontrolling interest before income tax expense	1,848

Income tax expense	223

Net income from continuing operations including noncontrolling interest	1,625

Net income from discontinued operations including noncontrolling interest	92

Net income including noncontrolling interests	1,717

Noncontrolling interests	—

Net Income Attributable to Dominion Energy	$1,717

Amounts attributable to Dominion Energy
Net income from continuing operations	$1,625
Net income from discontinued operations	92
Net income attributable to Dominion Energy	$1,717

EPS – Basic
Net income from continuing operations	$1.85
Net income from discontinued operations	0.11
Net income attributable to Dominion Energy	$1.96

EPS – Diluted
Net income from continuing operations	$1.85
Net income from discontinued operations	0.11
Net income attributable to Dominion Energy	$1.96

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2023
(millions)
Operating Revenue	$9,717

Operating Expenses	7,299

Income from operations	2,418

Other income (expense)	120

Interest and related charges	759

Income before income tax expense	1,779

Income tax expense	381

Net Income	$1,398